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                                                                   EXHIBIT 21.1


                 SUBSIDIARIES OF COOKER RESTAURANT CORPORATION

Cooker Restaurant Corporation directly or indirectly owns all of the outstanding interests in the following subsidiaries:

-        CGR Management Corporation, a Florida corporation

-        Florida Cooker LP, Inc., a Florida Corporation

-        Southern Cooker Limited Partnership, an Ohio limited partnership